EXHIBIT 99.1

Vista Continental Corp. Engages Mines Manager

Friday February 25, 10:15 am ET

LAS VEGAS--(BUSINESS WIRE)--Feb. 25, 2005--Vista Continental Corp. (OTCBB:VICC - News), a Las Vegas-based mining company, is pleased to announce that Evan H. Davis has joined the corporation as mines manager for its properties in Guyana and Peru.

Davis is currently stationed in Guyana (formerly British Guyana), which is the only English-speaking country in South America. It has long been known for its gold and high-quality diamond production. Vista has a 40% ownership in Miranda Mining I (Guyana) Inc., which is the owner of certain mining rights over 5,300 hectares of river claims located along the Mazaruni River in Guyana. The traditional demand for gem-quality diamonds remains strong.

Davis has specialized in project management and exploration programs on alluvial diamond and gold properties around the world, particularly in the West African countries of Guinea, Sierra Leone and Liberia. Davis has 25 years of experience consulting to foreign and local corporations controlling gold and diamond-bearing properties. He has managed acquisition, planning and onsite supervision of preliminary and development prospecting programs, as well as estimating recovery, reserves, costs and pre-operating profit.

Davis' responsibilities for Vista Continental Corp. will include project management of exploration programs, as well as design and fabrication of diamond and gold recovery and processing systems. Davis will also oversee mine planning, security procedures and maintenance.

Vista Continental Corp. is a mineral exploration company that has interests in gold and diamond properties in Guyana (formerly British Guyana). Vista also has gold and rare earth properties in Peru, where Davis performed wash plant and cutterhead dredge testing in 2001 and 2002. Peru now ranks as the sixth largest gold producer in the world at 5.5 million ounces annually. The Vista Peru claims in the Urubamba river valley are ideal source terrains for gold, zirconium and rare earth deposits. Rare earths are used extensively worldwide for automotive pollution catalysts, permanent magnets required for computers, and rechargeable batteries among literally hundreds of uses. Strong demand for cerium and neodymium for use in automotive catalytic converters and permanent magnets is expected to continue through the decade. Future growth is forecast for rare earths in rechargeable Ni-MS batteries, fiber optic and medical applications, including magnetic resonance imaging contrast media, enhanced beam widths for genome mapping, as well as in solid oxide fuel cells and superconductors.

Vista's principal executive offices are located at 6600 W. Charleston Blvd., Suite 118, Las Vegas, NV 89146.

This release includes projections of future results and "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.

Contact:
  Vista Continental Corp., Las Vegas
Dr. Lawrence Nash, 702-228-2077
www.vistacontinental.com